LIMELIGHT NETWORKS AND AKAMAI TECHNOLOGIES SETTLE ALL OUTSTANDING LEGAL DISPUTES

TEMPE, Ariz., April 2, 2018 – Limelight Networks, Inc. (Nasdaq: LLNW), a global leader in digital content delivery, today announced it has entered into a binding Memorandum of Understanding with Akamai Technologies that settles all outstanding legal disputes between the parties. The parties also agreed to license certain patents to one another as part of the settlement. Terms of the settlement and licenses are confidential.
The parties will dismiss with prejudice the pending actions in the Eastern District of Virginia (Case 3:15-cv-00720-JAG), which was scheduled to begin trial today, and the District of Massachusetts (Case No. 1:16-cv-10253-GAO). This brings to conclusion a series of patent disputes between the parties that have been outstanding for the prior two years.
“We are pleased to finally have these disputes behind us,” said Bob Lento, Limelight’s Chief Executive Officer. “We remain focused on our top strategic priorities, including customer satisfaction, employee growth and retention, and delivering superior returns to our shareholders.”

Limelight will report results for the first quarter 2018 on Thursday, April 19.

About Limelight
Limelight Networks, a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s Limelight Orchestrate Platform includes a global infrastructure with a fully-integrated suite of capabilities and services to help you address all your content delivery needs. The Orchestrate Platform solves your most important content delivery challenges so you can deliver the next great digital experience anywhere. For more information, please visit www.limelight.com and follow us on Twitter, Facebook and LinkedIn.

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